CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                   EXHIBIT 10.4


                       CO-PACK AND WAREHOUSING AGREEMENT

     THIS CO-PACK AND WAREHOUSING AGREEMENT (this "AGREEMENT") is made and entered into this 26th day of January 2001, by and between HOOPESTON FOODS DENVER CORP. ("HFDC"), a Delaware corporation and STOKES CANNING COMPANY ("STOKES"), a Colorado corporation.

                                   WITNESSETH

     WHEREAS, STOKES, and its affiliates, are in the business of marketing and distributing a variety of canned food products; and

     WHEREAS, pursuant to various agreements between HFDC and STOKES set forth on Schedule 1 hereto (the "Other Agreements"), HFDC has leased and now operates the Denver, Colorado processing plant owned by STOKES (the "DENVER FACILITY"); and

     WHEREAS, HFDC desires to produce and package for STOKES a variety of canned food products (the "PRODUCTS") as described in Exhibit A, attached hereto and incorporated herein, and STOKES is willing to purchase the Products from HFDC in accordance with the terms and conditions of this Agreement; and

     WHEREAS, STOKES desires that HFDC warehouse the Products produced hereunder on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

     1.  Manufacture and Packaging of Products.

         (a) Products. HFDC shall produce and package the Products for STOKES pursuant to the terms and conditions of this Agreement. In the event that the parties hereto agree in writing that a product other than the Products shall be produced and packaged by HFDC for STOKES, then such other product(s) shall be deemed to be a Product for the purposes of this Agreement.

          (b) Manufacture and Packaging of Products. HFDC shall produce, package and label the products in accordance with the terms and conditions of this Agreement and an annual pack plan, and shall comply with the specifications set forth in Exhibit A, unless otherwise agreed to by both parties. An Annual pack plan shall be negotiated and agreed to by the parties for each Contract Year, as defined herein, during the term of this Agreement.

          (c) Production. HFDC warrants and guarantees that the Products manufactured by HFDC hereunder shall comply with all federal and state pure food laws and regulations, as amended, and that the Products shall not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act (the "FEDERAL ACT") or any similar statute, and will not be an article which may not, under the provisions of Section 404 of the Federal Act, be introduced into interstate commerce. HFDC shall not use any food additive in the Products, as defined in the Federal Act, unless STOKES has approved its use and the United States Food & Drug Administration or the United States Department of Agriculture, has either exempted it from the food additive requirements of the Federal Act or prescribed the conditions under which it may be safely used, in which case the prescribed conditions shall be complied with.

          (d) Raw Materials. HFDC shall supply all the raw materials and packaging materials necessary to manufacture and package the Products as outlined in Exhibit B, attached hereto and incorporated herein.

          (e) Labels. STOKES shall supply the labels necessary to package the products and shall be solely responsible for assuring that the labels required to package the Products are delivered to the Denver Facility in a timely manner.

          (f) Compliance With Law. In connection with the manufacture and warehousing of the Products, packaging and raw materials, HFDC shall comply with all applicable local, county, state and federal laws, codes and ordinances of any description, including without limitation, all laws regarding occupational health or safety issues, labor laws, product safety laws, fire codes and hazardous waste or toxic substances management, handling or disposal laws, and HFDC shall forthwith remedy any breach of such laws in a customary manner. Without limiting the generality of the foregoing, HFDC shall comply with all applicable laws, codes and ordinances regarding environmental protection or pollution control, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended, and HFDC shall forthwith remedy any breach of such law in a customary manner.

          2. Term. This Agreement shall commence on January 26, 2001 and shall have an initial term of five (5) years, until January 26, 2006, unless terminated earlier pursuant to Section 17. On June 30 of each year commencing June 30, 2001, the term of this Agreement shall be extended for one additional year, without action by either party, unless prior to June 30 of each year during the term hereof either party gives written notice that it will not agree to any additional extensions of the term. In the event of such notice, the term of this Agreement shall then be fixed and not be subject to any further additional automatic extensions. Each twelve (12) month period during the term of this Agreement shall be referred to herein as a "CONTRACT YEAR".

     3.   Prices and Terms.

          (a) STOKES shall pay the prices specified on Exhibit C attached hereto and incorporated herein for the Products manufactured and packaged by HFDC hereunder, which prices shall represent the cost of HFDC for manufacturing and labeling the Products as set forth in Exhibit C and shall be based initially on the historic cost of STOKES as set forth in Exhibit C to manufacture and package such Products, plus a fixed rate per case as margin

The prices set forth in Exhibit C shall be reviewed after the completion of the first full Contract Year, and thereafter, shall be reviewed annually only to take into account any changes in the cost of items listed in Exhibit C. Notwithstanding the foregoing, the prices charged by HFDC to STOKES hereunder shall in no event exceed the lowest prices offered by HFDC to any of its other customers for comparable products.

     (b) HFDC shall invoice STOKES upon the labeling of the Products and STOKES shall pay such invoices to HFDC within thirty (30) days from the date of such invoices. For each Contract Year during the term of this Agreement, beginning on January 26, 2001, if STOKES does not purchase Products aggregating 585,053 12-pack (15 oz.) equivalent cases during each Contract Year, STOKES shall pay HFDC, on or before the thirtieth (30th) day following the end of such Contract Year, the amount set forth in Exhibit C as fixed manufacturing expense/fixed warehousing expenses (FME/FWE) multiplied by the difference between 585,053 12-pack (15 oz.) equivalent cases and the actual number of cases purchased by STOKES from HFDC during such Contract Year.

     (c) No later than May 1st preceding the beginning of each Contract Year, STOKES shall specify to HFDC the estimated annual quantities by stock keeping unit ("SKU") required for brite and labeled products that HFDC will manufacture, process and package during such Contract Year. On or before August 1st, preceding each Contract Year, STOKES shall specify the actual quantities by SKU that HFDC will manufacture, process and package during such Contract Year (the "REQUIRED VOLUME"). The notices provided under this paragraph are for planning purposes only and are not binding on the parties and shall not effect the minimum volume requirements contained in paragraph 3(b) above.

     (d) STOKES shall prepare a Monthly Production Plan (the "PRODUCTION PLAN") setting forth HFDC's total production requirements for a three-month period. Based on the Production Plan, HFDC and STOKES shall use their best efforts to prepare a proposed thirteen (13) week production schedule. Based on this thirteen (13) week production schedule, STOKES and HFDC will use their best efforts to establish firm two (2) week production schedules.

     (e) HFDC shall provide such written reports as are reasonably requested by STOKES, in a form reasonably acceptable to STOKES, on actual production and amounts and location of brite and finished product and packaging inventories on a monthly basis or as otherwise requested by STOKES.

     (f) HFDC shall maintain and retain accurate records of production, shipment, rejected Raw Materials and rejected Product, as well as other records required to be kept by applicable local, state or federal law or as may be reasonably requested by STOKES. Such records shall be available to STOKES for copying and audit verification at any time during HFDC's regular business hours and shall be retained by HFDC for STOKES' use for at least two (2) years after completion of production.

          (g) HFDC shall cause John Steele to devote sufficient time to HFDC to properly run and manage the business of HFDC and perform all of HFDC obligations under this Agreement and the Other Agreement.

     4. Manufacture. HFDC shall manufacture and package the Products in accordance with the production schedule specified in the annual pack plan, which shall be attached hereto as Exhibit D and incorporated herein by reference. It may be necessary from time to time for HFDC to increase inventory levels in order to meet seasonal demands. Therefore, based on HFDC's manufacturing and packaging output, HFDC may make reasonable adjustments to the monthly manufacturing and packaging of the Products. The annual pack plan shall contemplate the building of inventory levels to meet historical seasonal demands of the Products and shall not unreasonably interfere with or increase the costs of the ongoing production of the private label products produced for other customers of HFDC.

     5. Delivery and Acceptance. STOKES shall not be deemed to have accepted the Products delivered unless Products meet the specifications of STOKES as outlined in Exhibit A and the other requirements of this Agreement. STOKES shall test shipments on a periodic basis as determined by STOKES from time to time. HFDC will produce the quantities and qualities specified in Exhibit A and in this Agreement. Any deviation from the quality spectrum percentage must be agreed to in writing in advance to any production.

     6. Shipment Transportation Terms. STOKES shall arrange for the shipment of Products and shall be solely responsible for all costs resulting from the transportation of the Products, freight on board the applicable production facility or freight on board the Facility if such Products are labeled at the Facility, including but not limited to pallet charges and special handling charges.

     7. Warehousing and Distribution. HFDC shall warehouse the Products for the convenience of STOKES for a period of thirty (30) days after the Products are labeled, and any additional warehousing and distribution costs will be invoiced by HFDC to STOKES at the end of each calendar month in accordance with the prices and terms specified in Exhibit E and shall be paid by STOKES within thirty (30) days from the date of such invoices. The charge to STOKES for additional warehousing shall be no greater than the lowest prices offered by HFDC to any of its other customers for the same services.

     8. Insurance. HFDC shall be solely responsible for maintaining insurance for fire, damage, etc., protection for the facilities. HFDC shall be responsible for ensuring that Product is handled appropriately within its warehouse. Any damaged or lost Product will be the responsibility of HFDC and HFDC will reimburse STOKES for any such Product within ten (10) days of receiving any insurance proceeds for an insured claim and within thirty (30) days of occurrence for an uninsured claim.

     Until completion of the services to be provided hereunder, HFDC shall maintain at all times and at its own expense the following described insurance, all of the occurrence form:

          (a) Workers Compensation Insurance, including occupational disease coverage, all as required by law, and Employer's Liability Insurance with a limit of $500,000 per occurrence for each employee.

          (b) Commercial General Liability Insurance, including products, completed operations and contractual liability, insuring against personal injuries and property damage with limits of not less than $2,000,000 general aggregate and each occurrence; $500,000 fire damage any one fire; and $5,000 medical expense any one person.

9.   Proprietary Rights.

          (a) HFDC acknowledges STOKES' sole and exclusive ownership and right to exercise control over the nature and quality of STOKES' trademarks, service marks and copyright rights. HFDC shall not acquire, nor authorize, nor permit anyone to acquire, any right with respect to any trademark, service mark or copyright of STOKES.

          (b) HFDC covenants that all packaging materials will be used in the manner set forth and shall comply with the quality performance requirements set forth in Exhibit A.

     10. Quality and Compliance. All Products produced under this Agreement shall be wholesome, merchantable and fit for human consumption, and shall comply with all specifications therefor as set forth in Exhibit A and this Agreement. Each party shall promptly notify the other of any significant matter relating to any of the Products produced under this Agreement including, without limitation, any citation or regulatory action by any federal, state or local authority or regulatory agency that relates to the quality or merchantability of the Products; any bacterial, chemical, pesticide or other communication of any of the Products or other condition that violates any federal, state or local food and drug law or regulation; or any mislabeling, misbranding or adulteration of any of the Products.

     11. Access. Representatives of STOKES shall have reasonable access during the term of this Agreement to the facilities of HFDC in which the Products are manufactured and labeled, and to all production, and quality records pertaining to the Products, to the extent the same may be relevant, necessary and appropriate to monitoring quality control and to assuring compliance under this Agreement. STOKES may send qualified representatives to the facilities of HFDC during any time Products are being produced under this Agreement, for the purpose of monitoring quality control and assuring compliance. In the event this option is exercised, HFDC shall furnish space at its facilities, together with utilities furnished to such space, in order that such grading and testing of ingredients, materials and raw materials may be carried on as said representatives deem appropriate. Except for the negligent or willful misconduct of such qualified representatives which is relied upon or acted upon by HFDC, such qualified representatives' actions or inaction hereunder shall not relieve HFDC of its responsibilities under this Agreement.

     12. Consumer Complaints. In the event of consumer complaints, claims or legal actions alleging damage, death, illness or injuries resulting from consumption or use of any Products produced under this Agreement, STOKES shall forthwith notify HFDC, and both shall make an investigation. The parties agree the investigation by the claim services of the National Food Processors Association (NFPA) shall satisfy both parties' investigative requirements. The findings of any such investigation shall serve as the basis for negotiations between the parties to determine their respective shares, if any, of the responsibility and cost for the defense thereof, in whole or in part. The parties agree to pursue any such negotiations in good faith for a period not less than ninety (90) days following actual notice to each of them of the results of the investigation, following which period either party may pursue such remedies as it may have at law or equity.

     13. Recalls and Seizures. In the event of a recall (as that term is defined under appropriate regulations of the United States Food & Drug Administration) or any seizure (as that term is defined under the Federal Act and applicable Federal regulations) of any Products produced hereunder which results from any act or omission of HFDC, which would require its indemnification of STOKES under this Agreement, HFDC or its insurance carrier shall reimburse STOKES for all out-of-pocket direct expenses incurred by STOKES in connection with the recall or seizure, and shall, without charge to STOKES, replace the Products subject to the recall or seizure; provided, however, HFDC shall be obligated to indemnify STOKES only to the extent such expenses and replacement costs are not recovered by HFDC from insurance proceeds pertaining to such recall or seizure.

     14. Title and Risk of Loss. HFDC shall transfer title to the Products to STOKES at the applicable production facility, in most cases, the Denver Facility, as of the date, time and place of delivery free and clear of liens and other claims by third parties. Risk of loss shall pass from HFDC to STOKES upon such transfer of title.

     15. Confidential Information. During the term of this Agreement, and for a period of ten (10) years thereafter, HFDC shall not disclose to any third parties, nor use, except in the performance of this Agreement, any trade secrets or information received from STOKES; provided, however, this obligation of confidentiality and non-use shall not apply or shall cease to apply to information which (a) was known to HFDC before disclosure; (b) was in the public domain as of the date of disclosure, or subsequently comes into the public domain; or (c) is subsequently legally acquired by HFDC. The parties agree that the exhibits to this Agreement and the annual pack plans hereunder shall constitute confidential information.

     16. Force Majeure. If the performance of any part of this Agreement by either party is prevented, hindered or delayed by reason of any cause or causes beyond the control of such party due to acts of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain raw materials or fuel or power, governmental laws, regulations or orders, breakage of machinery or any other cause beyond the reasonable control of such party, or labor unrest, strike, lockout or injunction, as the case may be and which cannot be overcome by due diligence, the party affected shall be excused from such performance to the extent that it is necessarily prevented, hindered or delayed thereby. During the continuance of any such happening or event, this contract shall be deemed suspended so long as and to the extent that any such case prevents or delays its performance.

     17. Termination by Either Party. Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, either party shall have the option to terminate this Agreement in the event:

          (a) Subject to the provisions of Section 16, the other party commits a material breach of any term, covenant or condition of this Agreement (and, specifically by way of example and not limitation if HFDC ceases operation or fails to substantially comply with the production schedule in an annual pack plan) and such breach is not remedied within thirty (30) days after the aggrieved party has sent written notice of such breach to the other party;

          (b) The other party becomes insolvent within the meaning of any bankruptcy or insolvency law, or makes an assignment for the benefit of its creditors;

          (c) An attachment, execution or lien is levied against the Products under this Agreement and such attachment, execution or lien is not remedied within thirty (30) days after the aggrieved party has sent written notice of such event to the other party;

          (d) A controlling interest in the other party is sold or transferred, other than by gift or inheritance, unless the other party consents to the change, which consent shall not be unreasonably withheld; provided, however, that the non-transferring party shall consent to the change if it is reasonably concluded that after the transfer of a controlling interest the ability of the other party to perform this Agreement will not be impaired; or

          (e) Subject to the provisions of Section 16, HFDC's ability to produce and deliver the Products pursuant to this Agreement is impaired by substantial damage or destruction of its processing facility, and such damage or destruction is not repaired within sixty (60) days.

          (f) The other commits a breach of any obligations under the Other Agreements and such breach is not cured within any applicable cure periods set forth in the Other Agreements.

     18. Termination by HFDC. If (i) STOKES should breach the Lease Agreement for the Plant, the Equipment Lease Agreement, or the Exclusive License Agreement (collectively, the "Subject Contracts"), which comprise three of the Other Agreements and are listed on Schedule 1 hereto, and STOKES fails to cure such breach within 30 days after receipt of written notice from HFDC describing such breach (if STOKES is diligently attempting to cure the breach and the nature of the breach requires longer than 30 days to cure, the cure period shall be extended to allow a reasonable additional period of time to cure the breach), or (ii) if any of the Subject Contracts shall expire or terminate early pursuant to its terms, during the term of this Agreement, HFDC shall have the right to terminate this Agreement as of the effective date of the termination or expiration of said Subject Contracts.

     19. Indemnification. Each party hereto agrees to fully indemnify, defend and hold the other party harmless from any and all claims, complaints, losses, costs, expenses, damages or fees (including all attorneys' fees) arising from or associated with any failure by such party to comply with the terms, undertakings, commitments, representations or warranties set forth in this Agreement. Each party waives any claim or right to seek indemnification for consequential damages. If the indemnifying party shall so request, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. The indemnifying party shall reimburse the indemnified party for any expenses incurred by it in so cooperating.

     20. Audit. For a period of one (1) year following the reporting to STOKES by HFDC as to its costs incurred under this Agreement, STOKES shall have the right on reasonable notice to HFDC to examine, on an "open book" basis, the pertinent records of HFDC to verify the accuracy of such costs and the appropriateness of the allocation of such costs. Should any disagreement arise as to such costs, the matter shall be referred for resolution to a big-six public accounting firm mutually acceptable to and independent from HFDC and STOKES (the "Accountant"). Upon the engagement of the Accountant, HFDC and STOKES shall each submit a statement to the Accountant setting forth its respective position regarding the disagreement. The determination of the Accountant shall be conclusive and binding upon the parties. All fees and expenses of the Accountant in performing its duties hereunder shall be shared equally by HFDC and STOKES, each of which hereby agrees to pay its share of such fees and expenses. Beginning on January 1, 2002 and at the end of each Contract Year thereafter, HFDC shall adjust the prices and terms set forth in Exhibit C based on the evaluation of its previous 12 months' actual costs.

     21. Severability. If any provision herein is held to be illegal, invalid or unenforceable in any jurisdiction, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by such provision or by its severance herefrom. Furthermore, in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible which shall be legal, valid and enforceable, and which will give effect to the intention of the parties, and which is agreed to by the parties in writing.

     22. Non-Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

     23. Independent Contractor. The parties hereto acknowledge and agree that the arrangements provided for by this Agreement and the relationship created thereby shall not be construed as a joint venture, partnership or other affiliation. HFDC and STOKES are independent contractors and their performance under this Agreement does not make or constitute either of them the agent or representative of the other for any purpose whatsoever.

     24. Notices. Any notice which may or must be given under this Agreement shall be in writing and shall either be delivered by messenger or sent by certified mail, air courier, facsimile machine (followed by certified mailing), or other confirmable form of delivery to the intended party, at the following addresses:

          To HFDC at:

          John L. Steele
          HFDC
          Two Appletree Square
          Suite 242
          Bloomington, MN 55425
          Telephone:  (952) 854-0903
          Facsimile:  (952) 854-6874

          with a copy to:

          Eric S. Newman, Esq.
          166 Oak Knoll Terrace
          Highland Park, IL 60035
          Telephone:  (847) 433-8001
          Facsimile:  (847) 433-8008

          To STOKES at:

          Jim Lewis
          STOKES
          475 17th Street, Suite 790
          Denver, CO 80802
          Telephone:  (303) 296-2087
          Facsimile:  (303) 296-2088

          with a copy to:

          William A. Wiese, Esq.
          1900 Grant Street, Suite 815
          Denver, CO 80803
          Telephone:  (303) 832-3933
          Facsimile:  (303) 385-4736

     or such other address as a party may hereafter designate by notice in writing to the other party.

     IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of January 26, 2001.


HOOPESTON FOODS DENVER CORP.            STOKES CANNING COMPANY

  /s/ John L. Steele                     /s/ James E. Lewis
---------------------------             ---------------------------
By:  John L. Steele                     By:  James E. Lewis
                                             ----------------------
Its: President and CEO                  Its: CEO
                                             ----------------------